Exhibit 20.1
                                                             ------------

                              OFFICERS' CERTIFICATE
           Multiclass-Mortgage Pass Through Certificates Series 1996-1

Pursuant to Section 3.21 of the Pooling and Servicing Agreement dated January 1, 1996 between Chase Funding, Inc. (formerly known as "Chemical Mortgage Securities, Inc."), as Seller, Chase Manhattan Mortgage Corporation (formerly known as "Chemical Residential Mortgage Corporation"), as Master Servicer and The First National Bank of Chicago, as Trustee, hereby provides the following Officers' Certificate:

                  (i) A review of the activities of the Master Servicer during the preceding calendar year and of performance under the related Pooling and Servicing Agreement has been made under such officers' supervision; and

                  (ii) to the best of such officers' knowledge, based on such review, the Master Servicer has fulfilled all of its obligations under the related Pooling and Serving Agreement throughout the preceding calendar year, or if there has been a default in the fulfillment of any such obligation, specifying each such default known to such default known to such officers and the nature and status thereof.



/s/Theresa M. McCue
-------------------
Theresa M. McCue
Vice President


/s/Judith A. Wolfe
------------------
Judith A. Wolfe
Assistant Treasurer


April 14, 1997